
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


FORM 4                                      Filed  pursuant  to  Section  16(a)  of  the          OMB APPROVAL
------                                      Securities  Exchange  Act of  1934,  Section          ------------
/ / Check this box if no longer             17(a) of the Public Utility Holding Company           OMB Number     3235-0287
    subject to Section 16. Form 4           Act of 1935 or Section 30(f) of the Investment        Expires:       September 30, 1998
    of Form 5 obligations may continue.     Company Act of 1940                                   Estimated average
    See Instruction 1(b).                                                                         burden hours
                                                                                                  per response....0.5




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1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol      6. Relationship of Reporting Person
                                                                                                   to Issuer (Check all applicable)
   Rechler    Mitchell         D.                   Reckson Service Industries, Inc. (RSII)
                                               --------------------------------------------      -----------------------------------

_______________________________________        3. IRS or Social Security    4. Statement for     X   Director              10% Owner
(Last)       (First)       (Middle)               Number of Reporting          Month/Year       ---                    ---
                                                  Person (Voluntary)                             X   Officer (give      ____ Other
                                                                                                ---  title below)           (specify
   c/o Reckson Associates Realty Corp.                                                                                        below)
   225 Broadhollow Road                                                     5. If Amendment,
____________________________________________________                           Date of Original            Secretary
                      (Street)                                                (Month/Year)                 ---------
                                                                                  6/98
    Melville, New York  11747
____________________________________________________
(City)      (State)             (Zip)                                                     7. Individual or Joint/Group Filing
                                                                                            (Check Applicable Line)
                                                                                             X   Form filed by One Reporting Person
                                                                                            ---
                                                                                            ___  Form filed by More than one
                                                                                                 Reporting Person

-------------------------------------------------------------------------------------------------------------------------------

                                           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------------------------------------

 1. Title of Security          2. Trans-   3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    (Instr. 3)                    action      action           or Disposed of (D)         Securities       ship          of In-
                                  Date        Code             (Instr. 3, 4 and 5)        Beneficially     Form:         direct
                                 (Month/      (Instr. 8)                                  Owned at         Direct        Bene-
                                  Day/                                                    End of           (D) or        Ficial
                                  Year)                                                   Month            Indirect      Owner-
                                                                                          (Instr. 3        (I)           Ship
                                                                                           and 4)          (Instr. 4)    (Instr. 4)
                                          --------------------------------------------
                                            Code     V       Amount  (A) or    Price
                                                                     (D)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                    6/30/98      P              2,490     A        $1.03     2,490          I*          By Guardian-
                                                                                                                    ship**
------------------------------------------------------------------------------------------------------------------------------------
                                6/30/98      P              1,310     A        $1.03     1,310          I*         By Corporation***

------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                (Print or Type Responses)


                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

1. Title of  2. Conver-  3. Trans-  4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price  9. Number 10. Owner- 11. Na-
   Derivative   sion or     action     tion         Derivative     cisable and    Amount of     of        of         Ship       ture
   Security     Exercise    Date       Code         Securities     Expiration     Underlying    Deriva-   Deriva-    Form of    of
   (Instr. 3)   Price of              (Instr. 8)    Acquired (A)   Date (Month/   Securities    tive      tive       Deriva-    In-
                Deriva-     (Month/                 or Disposed    Day/Year)      (Instr.3      Security  Securi-    tive       di-
                tive         Day/                   of (D)                         and 4)      (Instr. 5) ties Bene- Security:  rect
                Security     Year)                  (Instr. 3,                                            ficially   Direct    Bene-
                                                    4, and 5)                                             Owned at   (D) or    fi-
                                                                                                          End of     Indirect  cial
                                                                                                          Month      (I)        Own-
                                                                                                          (Instr. 4) (Instr. 4)  er-
                                                                                                                                ship
                                                                -------------------------------------                        (Instr.
                                                                Date     Expir-                                                   4)
                                                                Exer-    ation          Amount or
                                                                cisable  Date    Title  Number of
                                                                                        Shares
                                    ------- ----- ----- -----
                                      Code    V    (A)   (D)
------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- ----- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- -- -- ---------- ---------- -------  -----

------------ ----------- ---------- ------- ----- ----- ------  ------- ------ --------- --- - ---------- ---------- -------  -----

Explanation of Responses:


*The reporting person disclaims beneficial ownership for purposes of Section 16 or for any other purpose.
**The shares were purchased for the benefit of reporting person's minor children and reporting person has dispositive power over such shares.
***These shares represent the reporting person's proportion of a corporation's shares.







Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

            /s/ Mitchell Rechler              September 4, 1998
            -------------------------------   -----------------
            **Signature of Reporting Person    Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.